LIMITED WAIVER TO PRE-PAID ADVANCE AGREEMENTS

This Limited Waiver to Pre-Paid Advance Agreements (this "Agreement") is entered into as of November 13, 2024, by and between Canoo Inc., a Delaware corporation (the "Company"), and YA II PN, LTD., a Cayman Islands exempt limited company (the "Investor"), with reference to (1) that certain Pre-Paid Advance Agreement, dated July 20, 2022, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the "2022 PPA"); (2) that certain Supplemental Agreement, dated March 12, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the "March 2024 Supplemental Agreement"); (3) that certain Prepaid Advance Agreement, dated July 19, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the "July 2024 PPA"); (4) that certain Supplemental Agreement, dated August 28, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the "August 2024 Supplemental Agreement"); (5) that certain Omnibus Consent to Pre-Paid Advance Agreements, dated September 13, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the "September 2024 Consent"); and (6) that certain Omnibus Consent to Pre-Paid Advance Agreements, dated October 11, 2024, by and between the Company and the Investor (as amended, supplemented or other modified from time to time in accordance with its terms, the "October 2024 Consent"). Collectively, the 2022 PPA, the March 2024 Supplemental Agreement, the July 2024 PPA, the August 2024 Supplemental Agreement, the September 2024 Consent, the October 2024 Consent and all other instruments, notes, agreements or other documents or items executed or delivered in connection with any of the foregoing are referred to as the "Financing Documents." Capitalized terms not otherwise defined herein have the same definitions set forth in the July 2024 PPA.

By this Agreement, the Company and the Investor have agreed to the following terms:

1. Event of Default. The Company acknowledges and agrees that an Event of Default occurred on or about July 22, 2024. The Company has requested that the Investor waive that and any other currently existing Event of Default, provided that the Company complies with all of its obligations under the Financing Documents following the date hereof and without prejudice to the Investor's rights following the date hereof in respect of any subsequent breach, default or Event of Default. The Investor hereby waives all existing Events of Default existing as of the date hereof; provided, that the Company complies with all of its obligations under the Financing Documents from and including the date hereof, including, but not limited to, the Company's obligation to evenly split 50%/50% any gross proceeds receivable by the Company from sales of Common Stock pursuant to the ATM Offering (as defined in the October 2024 Consent) during the Applicable ATM Time Period (as defined in the October 2024 Consent). The foregoing shall not waive or limit the Investor's rights and remedies with respect to any breach, default or Event of Default following the date hereof. The foregoing shall not broaden any consent or waiver previously granted by the Investor, including, but not limited to, those contained in the September 2024 Consent and the October 2024 Consent. Except as expressly set forth in this Section 1, the Investor reserves all rights under the Financing Documents and waives none.

2. Effect; Continuing Validity. Except as specifically set forth herein, the terms and conditions of the Financing Documents shall remain unmodified and are hereby ratified by the parties. The Company acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all terms, conditions and provisions of the Financing Documents shall continue in full force and effect and remain unaffected and unchanged. Except as specifically set forth herein, this Agreement in no way acts as a release or relinquishment of, and in no way affects, the Investor's rights created by or arising under the

Financing Documents. Such rights are hereby ratified, confirmed, renewed and extended in all respects by the Company. The Financing Documents, and all of the Investor's rights and remedies thereunder and the indebtedness represented thereby are hereby recognized, renewed, extended and continued in full force and effect for the benefit of the Investor.

3. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement. No waiver of any provision of this Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

IN WITNESS WHEREOF, the Company and the Investor have caused this Limited Waiver to be duly executed by a duly authorized representative as of the date first written above.

COMPANY:
CANOO INC.

By:______________________________
Name: Kunal Bhalla
Title: Chief Financial Officer

INVESTOR:
YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manger

By: Yorkville Advisors Global II, LLC
Its: General Partner

DocuSigned by:
By: Troy Rillo
2B1A1A8B044344F

Name: Troy J. Rillo
Title: Authorized Signatory